Exhibit 99.1

FOR IMMEDIATE RELEASE
Investor/Media Contact:
Paul Surdez - 609-452-4807 or 336-436-5076
Company Information: www.labcorp.com

358 South Main Street
Burlington, NC 27215
Telephone: (336) 584-5171

LABCORP CONTRIBUTES TO CLINICAL RESEARCH
COLLABORATIONS DIRECTED AT ADVANCING TREATMENT OF
BREAST CANCER AND VIRAL HEPATITIS

Studies Promote Personalized Medicine and Advance Public Health Initiatives

BURLINGTON, NC, March 4, 2015 - Laboratory Corporation of America® Holdings (LabCorp®) (NYSE: LH) today highlighted clinical research efforts in oncology and viral hepatitis that demonstrate its commitment to novel diagnostic capabilities and unique bioinformatics resources to enhance patient care in today’s rapidly evolving healthcare system.
A study published in the February 1 issue of Clinical Cancer Research (21(3): 569-576) illustrates how the HERmark® Breast Cancer Assay (HERmark) can identify certain breast cancers that over-express HER2 and that are most likely to provide patients with increased clinical benefit from dual agent HER2 therapy, compared to single agents alone. HERmark is a novel diagnostic test, available exclusively from LabCorp through Monogram Biosciences, Inc., a member of the LabCorp Specialty Testing Group. HERmark uses patented VeraTag® technology to provide quantitative measurements of HER2 protein expression in formalin-fixed, paraffin-embedded (FFPE) breast cancer samples.
This study has important potential implications for treatment of HER2-positive breast cancer, including sparing patients from adverse side effects of dual therapy, and conversely, focusing dual therapy on patients most likely to benefit from a second HER2-targeted agent. Approximately 20% of breast cancer patients have tumors that are characterized by the over-expression of the HER2 cell surface receptor, and multiple HER2 targeted therapeutic approaches are routinely used to treat primary and recurrent/metastatic HER2 positive breast cancer. Commenting on the study, Dr. Marcia Eisenberg, LabCorp Diagnostics’ Chief Scientific Officer, remarked “The HERmark Breast Cancer Assay is a great example of how LabCorp is utilizing its scientific and diagnostic expertise to address the healthcare system’s demand for enhanced patient outcomes at lower costs.”
In addition to clinical collaborations aimed at optimizing individual patient care through personalized medicine, LabCorp is collaborating with the U.S. Centers for Disease Control and Prevention (CDC) to advance public health initiatives combatting viral hepatitis. Chronic viral hepatitis is the leading cause of liver failure, liver transplantation and hepatocellular carcinoma, which is now the fastest growing cause of cancer-related deaths in the U.S. and is the second leading cause of cancer deaths worldwide. Because chronic viral hepatitis can remain asymptomatic for many years, infected individuals are often unaware of their status until they develop clinical indicators that signify the onset of liver damage and disease progression. CDC has established initiatives to raise awareness of this disease, increase testing in at-risk populations and better insure that infected patients have an opportunity to initiate and continue treatment.
LabCorp is a leader in offering new and innovative diagnostic tests for viral hepatitis. LabCorp offers a comprehensive portfolio of assays based on antigen/antibody and nucleic acid detection that can identify and classify infection, determine viral genotype/subtype, quantitate viral replication, and evaluate the effectiveness of antiviral treatment, including the presence of pre-existing and acquired drug resistant variants. LabCorp also offers assays for host cell markers that are prognostic for disease progression and predictive for treatment outcomes, as well as serum necro-inflammatory biomarkers that can be used to assess the impact of disease on liver function. LabCorp has partnered with CDC through a three year collaboration that will provide the agency access to LabCorp’s extensive data stores of viral hepatitis test results. The agreement will enable the CDC to use de-identified test results to evaluate trends and patterns in hepatitis virus test results to enhance patient care.
“The viral hepatitis collaboration with the CDC, and the HER2 study focused on advancing personalized medicine, are the latest examples of LabCorp’s commitment to driving scientific innovation and developing knowledge services to improve healthcare,” stated David P. King, Chairman and Chief Executive Officer. “Initiatives like these are strong evidence of LabCorp’s position as the world’s leading healthcare diagnostics company, with unique capabilities to deliver value and solutions to all healthcare stakeholders.”

About LabCorp®
Laboratory Corporation of America® Holdings, an S&P 500 company, is the world’s leading healthcare diagnostics company, providing comprehensive clinical laboratory services through LabCorp Diagnostics, and end-to-end drug development support through Covance Drug Development. LabCorp is a pioneer in commercializing new diagnostic technologies and is improving people’s health by delivering the combination of world-class diagnostics, drug development and knowledge services. With combined revenue in excess of $8.5 billion in 2014 and more than 48,000 employees in over 60 countries, LabCorp offers innovative solutions to healthcare stakeholders. LabCorp clients include physicians, patients and consumers, biopharmaceutical companies, government agencies, managed care organizations, hospitals, and clinical labs. To learn more about Covance Drug Development, visit www.covance.com. To learn more about LabCorp and LabCorp Diagnostics, visit www.labcorp.com.

This press release contains forward-looking statements including with respect to estimated 2015 guidance and the impact of various factors on operating results. Each of the forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions in the marketplace, adverse actions of governmental and other third-party payers and the results from the Company’s acquisition of Covance. Actual results could differ materially from those suggested by these forward-looking statements. Further information on potential factors that could affect LabCorp’s operating and financial results is included in the Company’s Form 10-K for the year ended December 31, 2014, including in each case under the heading risk factors, and in the Company’s other filings with the SEC, as well as in the risk factors included in Covance’s filings with the SEC. The information in this press release should be read in conjunction with a review of the Company’s filings with the SEC including the information in the section of the Company’s Form 10-K for the year ended December 31, 2014, subsequent Forms 10-Q, under the heading MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.